Exhibit 99.1

FOR IMMEDIATE RELEASE
Monday, April 28, 2008
7:00 A.M. CDT
A. H. BELO CORPORATION ANNOUNCES
FIRST QUARTER 2008 FINANCIAL RESULTS
     DALLAS – A. H. Belo Corporation (NYSE: AHC) reported first quarter revenues of $160.2 million, a net loss of $8.7 million or $0.43 per share and consolidated EBITDA of $2.9 million. The Company has not borrowed against its credit facility since it spun off from Belo Corp. and has no long term debt.
     Robert W. Decherd, chairman, president and Chief Executive Officer, said, “A. H. Belo is navigating through a challenging operating environment, but I am confident about the quality of our markets long-term, the strengths of AHC’s brands, and our ability to continue to transform AHC in an Internet-centric media world.”
     AHC is focused on leveraging its core newspapers and developing sustainable incremental revenues from niche products, the Internet, and business partnerships and various investments. The Company continues to align AHC’s strategy to optimize use of its existing infrastructure. In recent months, The Dallas Morning News and The Press-Enterprise have secured contracts to print and/or distribute other newspapers including The New York Times, the Financial Times, the San Diego Union Tribune, and the Orange County Register.
     AHC remains steadfast in managing expenses and has taken numerous measures to improve its cost structure. A letter to shareholders sent on April 21 by Robert Decherd, discussing AHC’s strategy and current operations, can be accessed at www.ahbelo.com/invest.
First Quarter Highlights
     Like other newspaper companies, AHC was affected by economic and operating pressures in the first quarter. The Dallas Morning News contributed over 64 percent of the Company’s revenue in the quarter and did better than its peer group in revenue performance. Revenue declines in Providence were in line with industry trends while Riverside’s revenue performance was weaker.
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A. H. Belo First Quarter Financial Results
April 28, 2008
Page Two
     Total revenue decreased 8.8 percent in the first quarter versus the prior year. Advertising revenue, including print and Internet revenue, was down 12 percent. Advertising revenue, including print and Internet revenue, declined 26 percent at The Press-Enterprise in Riverside, California – one of the hardest-hit real estate markets in the nation. The Press-Enterprise’s performance had a significant impact on the Company’s total revenue.
     AHC had over $12 million in Internet revenue in the first quarter, which accounted for 7.5 percent of AHC’s total revenues. Circulation revenue increases of 12 percent at The Dallas Morning News contributed to AHC’s overall increase in circulation revenue of 5.4 percent for the quarter.
     In the first quarter, total newspaper expense decreased by $5.3 million or 3.5 percent over the same period last year. This decrease included a $2.9 million drop in newsprint expense versus the prior year, with approximately $0.6 million of the decline resulting from a lower average cost per ton and approximately $2.3 million from lower consumption.
     The aggregate newspaper EBITDA margin was 9.0 percent in the first quarter, down 5 percentage points from the first quarter of 2007.
Corporate Results
     Corporate expenses were flat versus the same period last year. The 2007 corporate expenses are based on an estimate of allocated amounts since AHC did not become a separate company until February 8, 2008. AHC’s historical financial information reflects allocations for services historically provided by Belo Corp., and these allocated costs may be different from the actual costs AHC will incur for these services in the future as a separate public company, including with respect to actual services provided to AHC by Belo Corp. under a services agreement and other agreements. In some instances, the costs incurred for these services as a separate public company may be higher than the share of total Belo Corp. expenses allocated to AHC historically. Corporate expenses for the full month of January 2008 and the first eight days of February 2008 are also based on an estimate of allocated calculations. Beginning February 9, 2008, corporate expenses reflect actual experience.
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A. H. Belo First Quarter Financial Results
April 28, 2008
Page Three
Non-GAAP Financial Measures
     Reconciliations of consolidated and newspaper EBITDA to net loss are included as exhibits to this release.
2008 Outlook
     AHC is only providing general financial guidance due to the volatile U.S. economic environment. Weak economic trends suggest that the Company is likely to see a decline in advertising revenue throughout 2008. A principal driver of this revenue decline will likely continue to be The Press-Enterprise.
     The Company is discontinuing “bonus days” and additional third party circulation to eliminate non-value-added circulation and reduce newsprint expense. The Company may be subject to additional newsprint price increases during 2008. AHC will complete its web width reduction project in early 2009, which reduces newsprint consumption going forward.
Financial Results Conference Call
     AHC will conduct a conference call today at 1:00 p.m. CDT to discuss financial and strategic results. The conference call will be available via Webcast by accessing the Company’s Web site (www.ahbelo.com/invest) or by dialing 800-288-8974 (USA) or 612-332-0418 (International). A replay line will be available at 800-475-6701 (USA) or 320-365-3844 (International) from 3:00 p.m. CDT on April 28 until 11:59 p.m. CDT on May 5, 2008. The access code for the replay is 918362.
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A. H. Belo First Quarter Financial Results
April 28, 2008
Page Four
About A. H. Belo Corporation
A. H. Belo Corporation (NYSE: AHC) headquartered in Dallas, Texas, is a distinguished news and information company that owns and operates four daily newspapers and 12 associated Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, young adults and the fast-growing Hispanic market. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Maribel Correa, director/Investor Relations, at 214-977-2702.
Statements in this communication concerning A. H. Belo Corporation’s (“the Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; circulation trends; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K and other public disclosures and filings with the Securities and Exchange Commission, including the Company’s information statement on Form 10 dated January 31, 2008.

A. H. Belo Corporation
Consolidated Statements of Operations

	Three months ended
	March 31,
In thousands, except per share amounts	2008	2007
	(unaudited)	(unaudited)
Net operating revenues
Advertising	$124,423	$141,945
Circulation	29,105	27,617
Other	6,659	6,151

Total net operating revenues	160,187	175,713

Operating Costs and Expenses
Salaries, wages and employee benefits	74,265	75,299
Other production, distribution and operating costs	60,966	60,899
Newsprint, ink and other supplies	22,969	26,668
Depreciation	12,241	11,360
Amortization	1,625	1,625

Total operating costs and expenses	172,066	175,851

Loss from operations	(11,879)	(138)

Other income and expense
Interest expense	(3,066)	(8,744)
Other income (expense), net	957	174

Total other income and expense	(2,109)	(8,570)

Earnings
Loss before income taxes	(13,988)	(8,708)
Income tax (benefit) expense	(5,270)	688

Net loss	$(8,718)	$(9,396)

Net loss per share
Basic and Diluted	$(.43)	$(.46)

Average shares outstanding
Basic and Diluted	20,473	20,452

Cash dividends declared per share	$0.25	$—

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	March 31,	December 31,
In thousands	2008	2007
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$25,386	$6,874
Accounts receivable, net	75,888	90,792
Other current assets	37,250	24,353

Total current assets	138,524	122,019

Property, plant and equipment, net	282,704	307,788
Intangible assets, net	158,468	160,093
Other assets	42,394	29,810

Total assets	$622,090	$619,710

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$33,811	$25,384
Accrued expenses	29,660	32,550
Other current liabilities	33,674	62,468

Total current liabilities	97,145	120,402

Notes payable to Belo Corp.	—	378,916
Deferred income taxes	26,809	19,189
Other liabilities	16,553	14,263
Total shareholders’ equity	481,583	86,940

Total liabilities and shareholders’ equity	$622,090	$619,710

A. H. Belo Corporation
Consolidated EBITDA

	Three months ended
	March 31,
In thousands (unaudited)	2008	2007
Consolidated EBITDA (1)	$2,944	$13,021
Depreciation and Amortization	(13,866)	(12,985)
Interest Expense	(3,066)	(8,744)
Income Tax (Expense) Benefit	5,270	(688)

Net Loss	$(8,718)	$(9,396)

A. H. Belo Corporation
Newspaper EBITDA

	Three months ended
	March 31,
In thousands (unaudited)	2008	2007
Newspaper EBITDA (1)	$14,429	$24,666
Corporate expenses	(12,442)	(11,819)
Other income (expense), net	957	174
Depreciation and Amortization	(13,866)	(12,985)
Interest Expense	(3,066)	(8,744)
Income Tax (Expense) Benefit	5,270	(688)

Net Loss	$(8,718)	$(9,396)

Note 1: The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, depreciation and amortization and Newspaper EBITDA as net earnings before corporate expenses, interest expense, income taxes, depreciation and amortization. Neither Consolidated EBITDA nor Newspaper EBITDA is a measure of financial performance under accounting principles generally accepted in the United States. Management uses both measures in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. They are also common alternative measures of performance used by investors, financial analysts, and rating agencies to evaluate financial performance. Neither Consolidated EBITDA nor Newspaper EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP and this non-GAAP measure may not be comparable to similarly titled measures of other companies.